Exhibit 3.1

KEYSIGHT TECHNOLOGIES, INC.
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
Keysight Technologies, Inc., (the "Corporation") a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, hereby certifies that:
FIRST: The Corporation was originally incorporated under the name "Keysight Technologies, Inc."
SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 6, 2013. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 31, 2014.
THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as set forth below.
Article XII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
"ARTICLE XII
AMENDMENT
Except as may be provided elsewhere in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation."
FOURTH: The foregoing amendment has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Keysight Technologies, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this day of March 27, 2024.

By:	/s/ Jeffrey K. Li
Name:	Jeffrey K. Li
Title:	Senior Vice President, General Counsel and Secretary

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